Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268187

Prospectus Supplement No. 6 to Prospectus dated May 24, 2023

Brera Holdings PLC

1,705,000 Class B Ordinary Shares

This Prospectus Supplement No. 6 (“Prospectus Supplement No. 6”) relates to the Prospectus of Brera Holdings PLC (“we,” “us,” or “our”), dated May 24, 2023 (the “Prospectus”), which forms a part of our Post-Effective Amendment No. 1 to Registration Statement on Form F-1 (Registration No. 333-268187), relating to the resale by selling shareholders identified in the Prospectus of up to an aggregate of 1,705,000 Class B Ordinary Shares, nominal value $0.005 per share (the “Class B Ordinary Shares”). Capitalized terms used in this Prospectus Supplement No. 6 and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement No. 6 is being filed to include the information in our Report on Form 6-K which was furnished to the Securities and Exchange Commission (the “SEC”) on April 11, 2024, except for the information furnished pursuant to Exhibit 99.1 thereto.

This Prospectus Supplement No. 6 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 filed with the SEC on August 11, 2023, Prospectus Supplement No. 2 filed with the SEC on September 11, 2023, Prospectus Supplement No. 3 filed with the SEC on October 10, 2023, Prospectus Supplement No. 4 filed with the SEC on December 29, 2023, and Prospectus Supplement No. 5 filed with the SEC on March 8, 2024 (together, the “Prior Supplements”) and is qualified by reference to the Prospectus and the Prior Supplements, except to the extent that the information in this Prospectus Supplement No. 6 supersedes the information contained in the Prospectus and the Prior Supplements, and may not be delivered without the Prospectus and the Prior Supplements.

Our Class B Ordinary Shares are traded under the symbol “BREA” on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC. On April 10, 2024, the closing price of our Class B Ordinary Shares on the Nasdaq Capital Market was $1.37.

We are an “emerging growth company” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

We are a “foreign private issuer” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and other filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISKS DESCRIBED IN OR INCORPORATED BY REFERENCE INTO THE “RISK FACTORS” SECTION ON PAGE 9 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 6 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is April 11, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of April, 2024.

Commission File Number 001-41606

BRERA HOLDINGS PLC

(Translation of registrant’s name into English)

Connaught House, 5th Floor

One Burlington Road

Dublin 4

D04 C5Y6

Ireland

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒         Form 40-F ☐

On April 4, 2024, Alessandro Aleotti gave written notice to Brera Holdings PLC (the “Company”) confirming his irrevocable resignation, effective immediately, from his positions with the Company as a member of the board of directors and as Chief Strategy Officer. Mr. Aleotti’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On April 11, 2024, Brera Holdings PLC issued a press release announcing the resignation of Alessandro Aleotti. A copy of this press release is attached hereto as Exhibit 99.1.

This report on Form 6-K, except for the press release attached hereto as Exhibit 99.1, is incorporated by reference into the prospectus contained in the Company’s registration statement on Form F-3 (File No. 333-276870) declared effective by the Securities and Exchange Commission on February 13, 2024.

Exhibit No.	Description
99.1	Press Release dated April 11, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 11, 2024	BRERA HOLDINGS PLC

	By:	/s/ Pierre Galoppi
Pierre Galoppi
Chief Executive Officer

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